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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

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    Rule 14a-6(e)(2))
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                      ENGINEERED SUPPORT SYSTEMS, INC.
              (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                PRESS RELEASE

For further information, please contact:
Daniel E. Kreher
314/553-4915

                       ENGINEERED SUPPORT COMMENTS ON
                     STOCK PRICE DECLINE; TRADING VOLUME

                  ST. LOUIS, MO., AUGUST 5, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) is currently in a quiet period concerning its financial results for its third quarter ended July 31, 2004, which will be released at the end of August. However, MICHAEL F. SHANAHAN, SR., CHAIRMAN, today commented on several recent developments within the Company that may have negatively affected its stock price and increased its share trading volume over the past few days.

         o The retirement of Gerald E. Daniels announced by the Company yesterday is in no way connected to the state of its operations, financial condition or business prospects. Mr. Daniels resigned the Vice Chairman and Chief Executive Officer position which he had held for a sixteen-month period after a long career with the Boeing Company in order to devote more time to the various business boards, civic and charitable organizations that he has been involved with over the years.

         o The promotion of Gerald A. Potthoff to the position of Vice Chairman, Chief Executive Officer and President in response to Mr. Daniels' retirement will provide Mr. Potthoff the opportunity to lead the day-to-day operations of Engineered Support as a member of its Office of Chairman, the managing body of the Company. The Office of the Chairman will continue to be led by Mr. Shanahan, with its members being Mr. Potthoff, Gary C. Gerhardt, Vice Chairman and Chief Financial Officer, and Ronald W. Davis, President - Business Development.

         Shanahan stated, "The recent changes within our management team are in no way related to any operational problems or potential weakness in our business prospects, in fact, our overall business outlook has never been better. In addition, our rock solid balance sheet and strong cash flow generation position us for continued growth. The corporation will remain under the guidance of the Office of the Chairman with oversight provided by our seasoned Board of Directors. This structure has worked extremely well for us in executing the Company's highly successful business strategy over the past five years. This will not be altered going forward."

         On July 28, 2004, the Company filed a Preliminary Proxy Statement with the SEC providing notice of a special meeting of shareholders to occur on September 15, 2004. The special meeting was called for shareholders to vote for the approval of various matters including an increase in the number of authorized common shares and the approval of an executive incentive plan.


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         o                 The proposed amendment to the Company's Articles
                           of Incorporation to increase the authorized number of common shares from 30 million shares to 90 million shares will provide additional flexibility to the Board of Directors, in its discretion, to issue or reserve additional shares of common stock without the delay or expense of a meeting of shareholders. Shares of common stock may be used for general corporate purposes, including acquisitions, financing activities, employee compensation plans or stock splits. The proposal does not call for the issuance of any additional shares and the Board of Directors has no current plans to issue additional shares.

         o The approval of the Executive Incentive Performance Plan is intended to insure the income tax deductibility of any qualifying performance-based compensation amounts paid to certain covered senior executives of the Company. The Compensation Committee of the Board of Directors believes that it is in the best interest of the Company to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. Future incentive compensation levels for such senior executives are not expected to be materially different from historical levels as previously disclosed by the Company.

         Shanahan concluded, "The proposed increase in authorized shares simply provides the Company with additional flexibility in pursuing paths that will continue to drive shareholder value. These may include raising capital for synergistic acquisitions, financing activities or splitting the stock as we've done quite successfully in recent years. I emphasize that presently we have no intentions of raising capital via the issuance of additional shares. Adoption of the executive incentive plan by shareholders is necessary to reduce future income taxes. Given their somewhat perfunctory nature, we anticipate that both of these proposals will receive overwhelming approval from our shareholders.

Although we cannot comment on the recently completed quarter, we remain quite optimistic in our outlook for the business going forward and appreciate our shareholders' trust and commitment during a somewhat volatile time in the stock market. On our upcoming quarterly earnings call at the end of this month, we will provide preliminary financial guidance for fiscal 2005 which hopefully will be viewed favorably by our investors."

Engineered Support Systems, Inc. designs and manufactures integrated military electronics, support equipment and provides technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected governmental and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit our website at www.engineeredsupport.com.

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